EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
John Hickerson, CMO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces First Quarter Results

Dallas, Texas – April 28, 2008 – Frozen Food Express Industries, Inc. (NasdaqGSM: FFEX) today announced its financial and operating results for the quarter ended March 31, 2008.

For the three-month period ended March 31, 2008, revenue increased 9.6% to $116.7 million from $106.5 million in the 2007 quarter.  Excluding fuel surcharges, revenue increased 2.1%, to $93.7 million from $91.8 million during the first quarter of 2007. FFEX incurred a loss from operations during the 2008 period of $1.7 million versus a loss of $668 thousand from the comparable period of 2007.  The temperature-controlled transportation company incurred a pre-tax loss of $1.6 million during the first quarter of 2008 as compared to a pre-tax loss of $456 thousand from the 2007 quarter. FFEX incurred a net loss of $825 thousand, or $.05 per diluted share during the 2008 period compared to a net loss of $233 thousand, or $.01 per diluted share, in the comparable 2007 period.

Stoney M. (“Mit”) Stubbs, President and CEO commented, “It’s no secret that the economy is not where it was this time last year.  When the economy heads down, truckers are usually leading the pack.  That’s the bad news.  The good news is that truckers usually lead the pack on the way up as well.  Layer on top of that what FFEX has accomplished since this time last year.  We have improved some fundamentals on the revenue side.  We have expanded both of our asset-lite service offerings, logistics and intermodal.  But, with the weak economy in 2008, there is only so much that we can do on the linehaul-trucking revenue side.  We WILL do all we can. One thing that impeded our ability to profitably grow our revenue over the past 15 or so months has been an industry-wide oversupply of trucks.  Very recently, I have begun to see reports from some industry-watchers that this may have started to correct itself.  Excess capacity may be starting to exit our space.  We’ll know more about that in the next several weeks and months.

“On the expense side, fuel has gotten the most attention from those industry-watchers, and rightly so.  Our fuel surcharge mechanisms were designed to protect us from the ravages of two-dollar-a-gallon fuel.  Despite expense leakages for fuel that is used for idling the trucks, for non-revenue miles (called ‘deadheads’) and to power our refrigeration units, the surcharges did quite well in that two-bucks era.  Now, fuel is close to $4, with no end in sight.  Whatever fuel dollars were leaking from our income statement before are now twice as big.  That’s a problem that’ll keep us busy for the rest of this year and beyond. We continue to look for ways to tighten our network.  We saw positive signs, such as our deadhead mileage ratio in our truckload operations improving to 9.0% during the quarter, as compared to 10.1% during the first quarter of 2007.

“Many of our expenses are more controllable (read that ‘avoidable’) than others.  We have been saying since we announced our voluntary separation program in June 2007 that we were going to squeeze every ounce of expense out of this company that we could, in order to be poised when signs of an economic rebound began to appear.  Our efforts are beginning to have an impact.  Consider, for example, that although our three-months-2008 operating loss increased by $1.0 million over the same period of 2007, our claims and insurance expenses increased by $1.1 million.

“Excluding the increase in claims and insurance expense, compared to the first quarter of 2007, our 2008 operating expenses went up by $10.1 million, even with that nearly $4-per-gallon fuel.  But, you know what? Our revenue went up by $10.2 million.  That may not be the brightest silver lining I have ever seen, but I prefer that comparison to many others that have been made over the past six or so quarters.

“About those industry-watchers.  Something interesting has emerged.  A key measure of a trucker’s operating results is the operating ratio, also called the O/R.  The O/R is the result of dividing operating expenses by revenue.  An O/R of more than 100 means the trucker lost money.  For the first quarter, 2008 our O/R was 101.5, which was 83 basis points higher than the 2007 quarter.  So far, most of the publicly-traded truckers with quarterly revenue between $100 million and $200 million have reported their results, which reflect O/Rs of around 450 basis points higher (higher equals worse, remember) than the comparable quarter of last year.  Although we are less than proud of our current income statement, we think we are improving at a time when many of our peers are going in the opposite direction.   Maybe that reflects the cost-containment progress we are making and will continue to pursue.  More on that in about three months.”

Key Performance Indicators

Mr. Stubbs further commented, “Our management team has implemented a series of sophisticated dashboard and scorecard tools used in conjunction with our budgetary process to improve visibility of daily, weekly, and monthly operational and financial performance.  The results are encouraging.  Because we are in a very competitive freight market, we are challenged to work smarter and more efficiently deploy our assets (both core and non-core) as the supply-demand curve now favors price-sensitive shippers.

“A good example of this is seen in our less-than-truckload (“LTL”) service offering.  First quarter 2008 revenue per hundredweight declined from $14.81 in the 2007 quarter to $14.42. We are the only refrigerated LTL trucker with a nation-wide footprint, but a sizeable piece of such freight moves on a more regional basis.  You might call us multi-regional.  In some of those regions, our competition is increasing as inventory levels and associated carrying costs are causing shippers to react more aggressively with an offset in freight rates. Our overall LTL tonnage increased by 1.0% over the 2007 quarter, which helped mitigate the reduction of revenue per hundredweight, but we are taking steps to get both the volume and revenue yield in our LTL offering headed in an upward direction.  We expect to accomplish that before the end of the second quarter.

“Even in this tough freight economy, we were able to maintain freight volumes, rates, and revenue in our linehaul truckload operations during the first quarter of 2008 when compared to the 2007 quarter. In large part, we were able to do this by increasing truck-rail (“intermodal”) movements as an enhancement to our truckload freight network. Our other non-asset based business, logistics and brokerage, increased its revenue in the first quarter by 16.1% to $3.6 million as compared to $3.1 million during the same period last year.  During the first quarter of 2008, revenue from our dedicated fleets increased 36.4% to $6.0 million from $4.4 million during the comparable 2007 period.”

“A major bright spot in our first-quarter operations was our intermodal business.  As we've been pointing out for the last year, we have been identifying shippers whose locale, product and customers fit an intermodal profile we developed more than a year ago.  Putting a trailer on a rail flat car and moving it over a long distance requires no driver and no expensive tractor, so it allows us to provide more capacity to our customers at no additional cost.

“Our fleet averaged about 155 fewer trucks in this year's first quarter when compared to last year at the same time.  Yet, our truckload linehaul volumes (which include intermodal revenue) was slightly up from last year.

“That's because of our success in building our intermodal business.  The number of intermodal trailer loads we hauled in the first quarter of 2008 was 3,775 compared to 618 for the first quarter of 2007 – a five-fold increase.

“Our ability to more effectively use intermodal has allowed us to grow incrementally with fewer tractors and drivers.  This will continue to serve us well as economic conditions improve and capacity issues become more of a concern.”

Looking Ahead:

Mr Stubbs concluded, “No sign of that economic recovery.  Not yet at least.  But there are signs that our efforts to generate profitable revenue are alive and kicking.  So are our efforts to avoid the costs we can control.  We will stay focused.

“A few weeks ago, in my annual-report letter, I said ‘We don’t expect the economy to be any better in 2008 than it was in 2007.  But we do expect our performance this year to be better than it was last year.’  I still believe that.”

About FFEX

Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionary items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service – providing truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net.

Forward-Looking Statements

This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Consolidated Statements of Income For the Three Months Ended March 31, (Unaudited and in thousands, except per-share amounts)

	2008	2007
Revenue	$116,730	$106,508

Costs and expenses
Salaries, wages and related expenses	30,759	32,055
Purchased transportation	30,660	24,408
Fuel	24,293	18,956
Supplies and expenses	12,850	13,416
Revenue equipment rent	7,920	7,518
Depreciation	4,786	5,162
Communications and utilities	1,085	1,020
Claims and insurance	4,160	3,030
Operating taxes and licenses	1,069	1,169
Gains on disposition of equipment	(260)	(522)
Miscellaneous expenses	1,124	964
	118,446	107,176
Loss from operations	(1,716)	(668)

Interest (income) and other expense
Equity in earnings of limited partnership	(173)	(99)
Interest income	(14)	(140)
Interest expense	23	--
Life insurance and other	39	27
	(125)	(212)

Pre-tax loss	(1,591)	(456)
Income tax benefit	(766)	(223)
Net loss	$(825)	$(233)

Net loss per share of common stock
Basic	$(0.05)	$(0.01)
Diluted	$(0.05)	$(0.01)
Weighted average shares outstanding
Basic	16,652	17,419
Diluted	16,652	17,419

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics For the Three Months Ended March 31, (Unaudited)

Revenue from [a]:	2008	2007
Truckload linehaul services	$52.8	$52.7
Dedicated fleets	6.0	4.4
Total truckload	58.8	57.1
Less-than-truckload (“LTL”) services	29.9	30.4
Fuel surcharges	23.0	14.7
Freight brokerage	3.6	3.1
Equipment rental	1.4	1.2
Total revenue	116.7	106.5
Operating expenses	118.4	107.2
Loss from operations	$(1.7)	$(0.7)
Operating ratio [b]	101.5%	100.6%

Total truckload revenue	$58.8	$57.1
LTL revenue	29.9	30.4
Total linehaul and dedicated fleet revenue	$88.7	$87.5
Weekly average trucks in service	2,046	2,160
Revenue per truck per week [c]	$3,045	$3,097
Statistical and revenue data:
Truckload total linehaul miles [d]	40.1	40.5
Truckload loaded miles [d]	36.5	36.4
Truckload empty mile ratio [e]	9.0%	10.1%
Truckload linehaul revenue per total mile	$1.32	$1.30
Truckload linehaul revenue per loaded mile	$1.45	$1.45
Truckload linehaul shipments [f]	36.1	39.3
Truckload loaded miles per shipment	1,011	926
LTL hundredweight [f]	2,074	2,053
LTL linehaul revenue per hundredweight	$14.42	$14.81

Tractors in service as of March 31	2,029	2,122
Trailers in service as of March 31	4,156	3,809
Non-driver employees as of March 31	904	973

Notes:
a)	Revenue is stated in millions of dollars. The amounts presented here may not agree to the amounts shown in the accompanying statements of income due to rounding.
b)	Operating expenses divided by revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by weekly average trucks in service.
d)	In millions.
e)	One minus the quotient of truckload loaded miles divided by truckload total linehaul miles.
f)	In thousands.

Other selected financial information for the three months ended March 31, 2008 and 2007 is as follows (unaudited and in thousands):
	2008	2007
Depreciation and amortization expense	$5,635	$6,345
Expenditures for property, plant and equipment	$(2,561)	$(5,926)
Proceeds from sale of property, plant and equipment	$3,270	$4,130
Cash and cash equivalents	$4,504	$12,378
Long-term debt	$3,500	$--